                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

           Information Statement pursuant to Rule 13d-1 and 13d-2
                          (Amendment No.      )*
                                        ------

                       Xomed Surgical Products, Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 98412V107
                     ----------------------------------
                              (CUSIP Number)


   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                                        ---

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CUSIP No. 98412V107                                       Page  2  of  6  Pages
          ---------                                            ---    ---

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 (1) Name of Reporting Person                                        06-1051282
     S.S. or I.R.S. Identification No.
     HL Investment Advisors, Inc.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*
           (a)  / /
           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
                               Connecticut
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially
 Owned as of                 --------------------------------------------------
 December 31,                 (6) Shared Voting Power
 1996 by Each                         417,500
 Reporting                   --------------------------------------------------
 Person with                  (7) Sole Dispositive Power

                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                      417,500
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         417,500

    (Not to be construed as an admission of beneficial ownership)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                     / /
                                                     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         5.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         IA
-------------------------------------------------------------------------------


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CUSIP No. 98412V107                                       Page  3  of  6  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person                                        22-2481744
     S.S. or I.R.S. Identification No.
     Hartford Capital Appreciation Fund, Inc.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*
           (a)  / /
           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
                               Maryland
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially
 Owned as of                 --------------------------------------------------
 December 31,                 (6) Shared Voting Power
 1996 by Each                         417,500
 Reporting                   --------------------------------------------------
 Person with                  (7) Sole Dispositive Power

                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                      417,500
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         417,500

    (Not to be construed as an admission of beneficial ownership)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                     / /
                                                     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         5.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         IV
-------------------------------------------------------------------------------


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CUSIP No. 98412V107                                       Page  4  of  6  Pages
          ---------                                            ---    ---


ITEM 1(A).  NAME OF ISSUER:
              Xomed Surgical Products, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              6743 Southpoint Drive N.
              Jacksonville, FL 32216-0980
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ITEM 2(A).  NAME OF PERSON FILING:
              HL Investment Advisors, Inc.
              Hartford Capital Appreciation Fund, Inc.
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
              200 Hopmeadow Street
              Simsbury, CT  06070
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ITEM 2(C).  CITIZENSHIP
              HL Investment Advisors, Inc.-Connecticut
              Hartford Capital Appreciation Fund, Inc.-Maryland
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES
              Common Stock
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ITEM 2(E).  CUSIP NUMBER
              98412V107
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ITEM 3.      TYPE OF REPORTING PERSON:
             HL Investment Advisors, Inc., as a registered investment advisor. Hartford Capital Appreciation Fund, Inc., as a registered investment management company.
-------------------------------------------------------------------------------


ITEM 4.  OWNERSHIP AS OF DECEMBER 31, 1997:

         (a) Amount Beneficially Owned:

             417,500 shares of common stock beneficially owned
             including:
                                                          Number of Shares
                                                          ----------------
         HL Investment Advisors, Inc.                          417,500
         Hartford Capital Appreciation Fund, Inc.              417,500

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CUSIP No. 98412V107                                       Page  5  of  6  Pages
          ---------                                            ---    ---

         ----------------------------------------------------------------------

         (b) Percent of Class:      5.7%
         ----------------------------------------------------------------------

         (c) For information on voting and dispositive power with respect to the above listed shares, see items 5.8 of cover pages.
-------------------------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /
-------------------------------------------------------------------------------


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         N/A
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         N/A
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         N/A
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
         N/A
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ITEM 10. CERTIFICATION:

    By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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CUSIP No. 98412V107                                       Page  6  of  6  Pages
          ---------                                            ---    ---

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 1998                HL Investment Advisors, Inc.
      -----------------



                                   BY: /s/ Joseph H. Gareau
                                       ----------------------------------------
                                       Joseph H. Gareau
                                       President


                                       Hartford Capital Appreciation Fund, Inc.



                                   BY: /s/ Joseph H. Gareau
                                       ----------------------------------------
                                       Joseph H. Gareau
                                       President


*Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, between HL Investment Advisors, Inc. and Hartford Capital Appreciation Fund, Inc., this Schedule 13G is filed on behalf of each of them.

                                   EXHIBIT I



                            JOINT FILING AGREEMENT


     Each of the undersigned hereby agrees that the Schedule 13G filed herewith is filed jointly, pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, on behalf of each of them.

Dated: February 12, 1998               HL Investment Advisors, Inc.
       ------------

                                  BY:  /s/ Joseph H. Gareau
                                       ----------------------------------------
                                       Joseph H. Gareau
                                       President


                                       Hartford Capital Appreciation Fund, Inc.


                                  BY:  /s/ Joseph H. Gareau
                                       ----------------------------------------
                                       Joseph H. Gareau
                                       President